Exhibit 10.5

Taubman Severance Plan for Senior Level Management
(Effective as of February 9, 2020)
1.Introduction. This Taubman Severance Plan for Senior Level Management (the “Plan”) is effective as of February 9, 2020 (the “Effective Date”). The compensation and benefits payable under the Plan are payable in connection with certain termination or change in control events that occur after the effective date of the Plan. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Individuals (as defined below) of The Taubman Company LLC (the “Company”) who incur a Separation from Service from the Company as a result of an Involuntary Termination and to provide additional certain other benefits in connection with a Change in Control (as defined below).
2.Eligibility for Benefits.
(a)General Rules.
(i)An employee of the Company becomes eligible to participate in the Plan as of the date the employee is specifically designated by the Company in writing as an individual covered by the Plan (an “Eligible Individual”). Such designation shall be irrevocable unless otherwise agreed to in writing by the Company and the Eligible Individual.
(ii)Subject to the requirements set forth in this Section 2: (A) the Company will provide the severance benefits described in Section 3 to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs within the one-year period (the “CIC Protection Period”) following a Change in Control, and (B) the Company will provide the severance benefits described in Section 4 of the Plan to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs at any time other than during the CIC Protection Period.
(iii)In order to be eligible to receive benefits under Sections 3 or 4 of the Plan (other than payment of the amounts specified in Sections 3(a) and 3(b), and in Sections 4(a) and 4(b)), the Eligible Individual must, within 60 days following the Termination Date, execute a general waiver and release, which includes certain representations, in a form reasonably acceptable to the Company, and such general waiver and release must become effective in accordance with its terms. The Company, in its sole discretion, may modify its form of the required general waiver and release contained to comply with applicable law and will determine the form of the required waiver and general release.
(b)Exception to Benefit Entitlement. An Eligible Individual will not receive benefits under the Plan if, as determined by the Company in its sole discretion, the Eligible Individual’s employment with the Company terminates, and such termination does not constitute an Involuntary Termination.
(c)Termination of Benefits. All benefits that an Eligible Individual may be or become entitled to under this Plan will terminate immediately if the Eligible Individual, at any time, violates any proprietary information or confidentiality obligation to the Company.
3.Change in Control Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination during the applicable CIC Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever (excluding any compensation or benefits under any employment agreement he or she has with the Company, including any “Change of Control Employment Agreement”), the following payments and benefits (subject to the terms and conditions hereof):
(a)payment of any accrued, but unpaid Monthly Base Salary through the Termination Date, paid within 30 days after the Termination Date or sooner if required by applicable law;
(b)payment of any accrued, but unused paid time off or vacation time, paid within 30 days after the Termination Date or sooner if required by applicable law;
(c)a cash lump sum payment equal to sum of:
(i)250% of the sum of (A) the Eligible Individual’s Annual Base Salary, and (B) the Eligible Individual’s Annual Bonus (the “Cash Severance”), and
(ii)18 times the COBRA Premium Payment,
with such lump sum paid within 65 days of the Eligible Individual’s Separation from Service; provided, that the Cash Severance shall be reduced by the amount of any Annual Base Salary and Annual Bonus (or their equivalents) payable to the Eligible Individual on account of his or her Separation from Service under any employment agreement he or she has with the Company, including any “Change of Control Employment Agreement”;
(d)the full and immediate vesting of the Eligible Individual’s unvested Awards other than Performance Awards, if any, under the Omnibus Plan as of the date of the Eligible Individual’s Separation from Service; and
(e)the vesting of the Eligible Individual’s unvested Awards that are Performance Awards, if any, under the Omnibus Plan and the determination of the performance and similar factors used in the calculation of such Awards shall continue to be made as otherwise provided for under the terms of the Omnibus Plan and the Awards.
Except as otherwise provided in this Section 3, the Eligible Individual’s rights under this Section 3 will not be canceled or otherwise reduced pursuant to any provision regarding same in any employment agreement or “Change of Control Employment Agreement” that applies to the Eligible Individual.
4.Regular Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination at any time other than during an applicable CIC Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever (excluding any compensation or benefits under any employment agreement he or she has with the Company), the following payments and benefits (subject to the terms and conditions hereof):
(a)payment of any accrued, but unpaid Monthly Base Salary through the Termination Date, paid within 30 days after the Termination Date or sooner if required by applicable law;
(b)payment of any accrued, but unused paid time off or vacation time, paid within 30 days after the Termination Date or sooner if required by applicable law;
(c)a cash lump sum payment equal to sum of:
(i)200% of the sum of (A) the Eligible Individual’s Annual Base Salary, and (B) the Eligible Individual’s Annual Bonus (the “Cash Severance”), and
(ii)18 times the COBRA Premium Payment,

with such lump sum paid within 65 days of the Eligible Individual’s Separation from Service; provided, that the Cash Severance shall be reduced by the amount of any Annual Base Salary and Annual Bonus (or their equivalents) payable to the Eligible Individual on account of his or her Separation from Service under any employment agreement he or she has with the Company, including any “Change of Control Employment Agreement”; and
(d)the full and immediate vesting of the Eligible Individual’s unvested Awards other than Performance Awards, if any, under the Omnibus Plan as of the date of the Eligible Individual’s Separation from Service, to the extent not already provided under the terms of the Awards and the Omnibus Plan;
(e)Immediate vesting of the Eligible Individual’s unvested Awards that are Performance Awards, if any, under the Omnibus Plan as of the date of the Eligible Individual’s Separation from Service, and the determination of the performance and similar factors used in the calculation of such Award shall be made as of the date of the Eligible Individual’s Separation from Service.
Except as otherwise provided in this Section 4, the Eligible Individual’s rights under this Section 4 will not be canceled or otherwise reduced pursuant to any provision regarding same in any employment agreement that applies to the Eligible Individual.
5.Potential Limitation on Payment.
(a)Definitions Relating to This Section. For purposes of this Section 5: (i) “Excise Tax” means any excise tax imposed under Section 4999 of the Code; (ii) “Payment” means any payment or distribution in the nature of compensation to or for the benefit of the Eligible Individual, whether paid or payable pursuant to this Plan or otherwise that would be considered payments contingent on a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Company, as described in Section 280G(b)(2)(A)(i) of the Code; and (iii) “Separation Payment” means a Payment paid or payable pursuant to this Plan (disregarding this Section 5).
(b)Accounting Firm. The Company will select, prior to any Change of Control, in its discretion, a nationally recognized accounting firm (“Accounting Firm”) to make the determinations contemplated by this Section 5. All determinations made by the Accounting Firm under this Section 5 will be binding on the Company and the Affiliated Companies and the Eligible Individual and will be made within 60 days of the Eligible Individual’s Separation from Service, except as set forth in Section 5(e). All determinations by the Accounting Firm under this Section 5 are made solely for calculating amounts payable under this Plan and not for calculating the Eligible Individual’s tax liability for amounts paid under this Plan or for advising the Eligible Individual as to such liability.
(c)Better of Net Amount with Reduction or Net Amount with No Reduction. Notwithstanding anything in this Plan to the contrary, in the event that the Accounting Firm determines that Payments to the Eligible Individual would be subject (in whole or part) to the Excise Tax, then the Payments shall be reduced, to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (1) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than or equal to (2) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Eligible Individual would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). If a reduction in the Payments is required under this Section 5(c), the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards), that is otherwise payable to the Eligible Individual that is exempt from Section 409A of the Code; (ii) reduction of any other payments or benefits otherwise payable to the Eligible Individual (other than those described in clause (iii) of this Section 5(c)) on a pro-rata basis or such other manner that complies with Section 409A of the Code; and (iii) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to the Eligible Individual (on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code)).
(d)Reduction Calculations. If the Accounting Firm determines that the Payments should be reduced, the Company will promptly give the Eligible Individual notice to that effect and a copy of the detailed calculation thereof. As applicable, as promptly as practicable following the Company’s reduction of the Payments under Section 5(c), the Company will pay or distribute, or cause one of the Affiliated Companies to pay or distribute, to or for the benefit of the Eligible Individual such Separation Payments as are then due to the Eligible Individual under this Plan, and will promptly pay or distribute, or cause to be paid or distributed, to or for the benefit of the Eligible Individual in the future such Separation Payments as become due to the Eligible Individual under this Plan, taking into account, in each case, the possible reduction or elimination of Separation Payments pursuant to the provisions of this Section 5.
(e)Overpayment or Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed to or for the benefit of the Eligible Individual pursuant to this Plan that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed to or for the benefit of the Eligible Individual pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Payments and other amounts hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or any of the Affiliated Companies or the Eligible Individual that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of the Eligible Individual will be repaid by the Eligible Individual, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no such payment will be made by the Eligible Individual if and to the extent such payment would neither reduce the amount on which the Eligible Individual is subject to tax under Section 1 and Section 4999 of the Code nor generate a refund of such taxes. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid to or for the benefit of the Eligible Individual together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(f)Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 will be borne by the Company.
(g)Tax Controversies. In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the Excise Tax, the Eligible Individual will permit the Company to control issues related to the Excise Tax, at its expense, provided that such issues do not materially adversely affect the Eligible Individual. In the event issues are interrelated, the Eligible Individual and the Company shall cooperate in good faith so as to avoid jeopardizing resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated taxes, the Eligible Individual shall permit a representative of the Company to accompany the Eligible Individual, and the Eligible Individual and the Eligible Individual’s representative shall cooperate with the Company and its representative.

6.Administration, Interpretation, Amendment and Termination of the Plan.
(a)Exclusive Discretion. The Committee, as the Administrator, has the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee will be binding and conclusive on all persons. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
(b)Amendment or Termination; Duration of the Plan.
(i)The Board or the Committee may amend or terminate the Plan at any time and from time to time; provided, however, that no such amendment or termination may impair the rights of an Eligible Individual hereunder (other than with respect to equity compensation awards granted after any such amendment or termination) without his or her consent.
(ii)Notwithstanding anything herein to the contrary, the Committee may amend the Plan (which amendment(s) shall be effective upon its adoption or at such other time designated by the Board or the Committee, as applicable) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.
(iii)Notwithstanding anything herein to the contrary, the Plan shall remain in effect until its termination by the Board, in accordance with the terms hereof.
7.Section 409A; Six-Month Payment Delay. The Company intends that all payments and benefits provided under this Plan or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to an Eligible Individual, if any, pursuant to this Plan or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Eligible Individual has Separation from Service. If, at the time of the Eligible Individual’s termination of employment, the Eligible Individual is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Individual will receive payment on the first payroll date that occurs on or after the date that is six months and one day following the date of the Eligible Individual’s Separation from Service. The Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Individual or any other individual, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse an Eligible Individual for any taxes that may be imposed on the Eligible Individual as a result of Section 409A.

8.No Implied Employment Contract. This Plan is not an employment contract. Nothing in this Plan or any other instrument executed pursuant to this Plan shall confer upon an Eligible Individual any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Individual’s employment at any time for any reason. The Company and the Eligible Individual acknowledge that the Eligible Individual’s employment with the Company is and shall continue to be at-will, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Individual and the Company.
9.Successors. The Company shall have the right to assign its rights and obligations under this Plan to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Plan shall inure to the benefit and shall be binding upon the successors and assigns of the Company. The rights and obligations of an Eligible Individual under this Plan are personal to the Eligible Individual and are not assignable by the Eligible Individual other than by will or the laws of descent and distribution, and will inure only to the benefit of and be enforceable by the Eligible Individual’s legal representatives.
10.Legal Construction. This Plan is intended to be governed by and will be construed in accordance with the laws of the State of Michigan.
11.Miscellaneous.
(a)Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered, sent by email (with confirmation of receipt) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Individual, mailed notices shall be addressed to him or her at the home address or email address shown on the Company’s corporate records, unless a different address or email address is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by email shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel, and if by email, to the General Counsel’s Company email address of record.
(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.
(c)Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby. The parties intend to give the terms of this Plan the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.
(d)Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any unsecured general creditor of the Company.
(e)Withholding Taxes. The Company may withhold from any amounts payable under this Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
12.Definitions. For purposes of the Plan, the following terms are defined as follows:
(a)“Administrator” means the Committee or its delegate.

(b)“Affiliated Company” means any company controlled by, controlling or under common control with the Company.
(c)“Annual Base Salary” means an amount equal to 12 times the highest Monthly Base Salary paid or payable, including any Monthly Base Salary that has been earned but deferred, to the Eligible Individual by the Company in respect of the 12-month period immediately preceding the month in which the Eligible Individual’s Termination Date occurs.
(d)“Annual Bonus” means the greater of the Eligible Individual’s: (i)target annual bonus for the fiscal year in which the Involuntary Termination occurs; or (ii) highest bonus earned under the Company’s (and any Company affiliate’s) annual incentive plans, or any comparable bonus under any predecessor or successor plan of the Company (any Company affiliate), within the last three full fiscal years ended prior to the date of the Eligible Individual’s Involuntary Termination, or for such lesser number of full fiscal years ended prior to such date for which the Eligible Individual was eligible to earn such a bonus, and annualized in the case of any bonus earned in a partial fiscal year ended within such period.
(e)“Award” has the meaning as defined in the Omnibus Plan.
(f)“Board” means the Board of Directors of Taubman.
(g)“Cause” means:
(i)the willful and continued failure of the Eligible Individual to perform substantially the Eligible Individual’s employment duties (other than any such failure resulting from incapacity due to physical or mental illness or following the Eligible Individual’s delivery to the Company of a valid notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Eligible Individual by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Eligible Individual has not substantially performed the Eligible Individual’s duties; or
(ii)the willful engaging by the Eligible Individual in illegal conduct, or gross misconduct, that is materially and demonstrably injurious to the Company.
For purposes of this Section 12(g), no act, or failure to act, on the part of the Eligible Individual will be considered “willful” unless it is done, or omitted to be done, by the Eligible Individual in bad faith or without reasonable belief that the Eligible Individual’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the instructions of the Chief Executive Officer of Taubman or a senior officer of Taubman or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Eligible Individual in good faith and in the best interests of the Company. The cessation of employment of the Eligible Individual will not be deemed to be for Cause unless and until there have been delivered to the Eligible Individual a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Eligible Individual, if the Eligible Individual is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Eligible Individual and the Eligible Individual is given an opportunity, together with counsel for the Eligible Individual, to be heard before the Board), finding that, in the good faith opinion of the Board, the Eligible Individual is guilty of the conduct described in Section 12(g)(i) or 12(g)(ii), and specifying the particulars thereof in detail.
(h)“Change in Control” means the first to occur of any of the following events:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) other than an Existing Shareholder (“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 12(h), the following acquisitions will not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 12(h)(iii)(A), 12(h)(iii)(B) and 12(h)(iii)(C) of this Plan.
(ii)Any time at which individuals who, as of the date hereof, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(v)Termination, non-renewal, material amendment or material modification of the Master Services Agreement between Taubman Realty Group Limited Partnership and The Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof or the Corporate Services Agreement between the Company and the Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof, other than any such termination, non-renewal, amendment or modification which has been previously approved by a majority of the Independent Directors (as defined in the Company’s Restated Articles of Incorporation) serving on the Incumbent Board.
In addition, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in Section 12(h)(i), (ii), (iii), (iv) or (v) with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
(i)“COBRA Premium Payment” means the monthly COBRA premium under the Company’s group health plan in effect on the date of the Eligible Individual’s Involuntary Termination that applies to the Eligible Individual’s coverage election in effect on such date under the group health plan.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Committee” means the Compensation Committee of the Board.
(l)“Disability” means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than 12 months and that renders the Eligible Individual unable to perform effectively his or her duties to the Company or any other substantially similar gainful activity.
(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(n)“Existing Shareholder” means any of A. Alfred Taubman’s issue or any of his or their respective descendants, heirs, beneficiaries or donees or any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of such persons
(o)“Good Reason” means the occurrence of one or more of the following events arising without the express written consent of the Eligible Individual, but only if the Eligible Individual notifies the Company in writing of the event within 60 days following the occurrence of the event, the event remains uncured after the expiration of 30 days from the Company’s receipt of such notice, and the Eligible Individual resigns effective no later than 30 days following the Company’s failure to cure the event:
(i)a material diminution in the Eligible Individual’s authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Eligible Individual;
(ii)a material diminution in the Eligible Individual’s then current Monthly Base Salary;
(iii)a material diminution in the sum of the Eligible Individual’s target annual bonus and annual incentive award opportunity under the Omnibus Plan for the current year, provided that such diminution is not accompanied by a related increase in the Eligible Individual’s Monthly Base Salary or any other incentive compensation arrangement;

(iv)a material relocation by the Company of the Eligible Individual’s primary place of work; provided, however, that in no event shall a relocation of less than 35 miles be deemed material; or
(v)a material breach by the Company of any employment agreement with the Eligible Individual.
For purposes of this Section 12(o), any good faith determination of Good Reason made by the Eligible Individual will be conclusive. The Eligible Individual’s mental or physical incapacity following the occurrence of an event described above in Sections 12(o)(i) through (v) will not affect the Eligible Individual’s ability to terminate employment for Good Reason.
(p)“Involuntary Termination” means any termination of the Eligible Individual’s employment with the Company (or its successor) (i) by the Company (or its successor) for any reason other than Cause or the Eligible Individual’s death or Disability or (ii) by the Eligible Individual with Good Reason.
(q)“Monthly Base Salary” means an Eligible Individual’s monthly base salary, including any amount that has been earned but deferred, as in effect at the time of the Eligible Individual’s Termination Date, determined without giving effect to any reduction in base salary that constituted Good Reason for the Eligible Individual’s termination of employment.
(r)“Omnibus Plan” means The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, originally effective May 29, 2008, as amended and restated as of May 21, 2010, and as may thereafter be amended from time to time.
(s)“Performance Award” has the meaning as defined in the Omnibus Plan.
(t)“Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).
(u)“Taubman” means Taubman Centers, Inc.
(v)“Termination Date” means the date on which an Eligible Individual incurs a Separation from Service.
13.ERISA.
(a)Plan Subject to ERISA. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA is intended to be and shall be administered and maintained as an unfunded “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and this document is both the formal plan document and the required summary plan description for the Plan.
(b)Claims Procedures.
(i)Claims Generally Not Required. Generally, an Eligible Individual is not required to make a formal claim to receive benefits payable under the Plan.
(ii)Disputes. If any person (a “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant.

(iii)Time for Filing Claims. A Claimant must file a formal claim with the Administrator within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise.
(iv)Procedures. The Administrator has adopted the procedures attached as Schedule A for considering claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.
(c)Additional Information.

Plan Name:	Taubman Severance Plan for Senior Level Management

Plan Number:	520

Plan Sponsor:	The Taubman Company LLC

Employer Identification Number:	38-3081510

Plan Year:	January 1 through December 31

Plan Administrator:	The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304-2324
248-258-6800

Agent for Service of Legal Process:	The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304-2324
248-258-6800

Type of Plan:	Severance plan; employee welfare benefit plan

Plan Costs:	The cost of the Plan is paid by the Company
(d)Statement of ERISA Rights. Plan Eligible Individuals have certain rights and protections under ERISA. They are:

•
They may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (Internal Revenue Service Form 5500), if applicable. These documents are available for review in the Company’s Human Resources Department.

•	They may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

•
In addition to creating rights for Eligible Individuals, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Individuals. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Individual in any way to prevent them from obtaining a benefit under the Plan or exercising rights under ERISA. If an Eligible Individual’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Individual has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

•
Under ERISA, there are steps Eligible Individuals can take to enforce the above rights. For instance, if an Eligible Individual requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Individual up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Individual has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Individual is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

•
In any case, the court will decide who will pay court costs and legal fees. If the Eligible Individual is successful, the court may order the person sued to pay these costs and fees. If the Eligible Individual loses, the court may order the Eligible Individual to pay these costs and fees, for example, if it finds that the claim is frivolous.

•
If an Eligible Individual has any questions regarding the Plan, please contact the Plan Administrator. If an Eligible Individual has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW Washington, DC 20210. An Eligible Individual may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14.Guarantee. The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”), irrevocably, absolutely and unconditionally guarantees the payment of all amounts and benefits (the “Benefits”) that the Company is obligated to provide or cause to be provided to each Eligible Individual under this Plan. This is a guarantee of payment not of collection, and is the primary obligation of TRG, and an Eligible Individual may enforce this guarantee against TRG without any prior enforcement of the obligation to make a claim for payment of any of the Benefits against the Company.
15.Execution. To record the adoption of the Plan as set forth herein, as originally effective as of February 9, 2020, the Company has caused its duly authorized officer to execute the same.

THE TAUBMAN COMPANY LLC

By:	/s/ Holly A. Kinnear

Name:	Holly A. Kinnear

Title:	SVP and CHRO
As guarantor of The Taubman Company LLC:
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By:	/s/ Chris Heaphy

Name:	Chris Heaphy

Title:	Authorized Signatory

SCHEDULE A
CLAIMS PROCEDURES FOR THE PLAN
1.General. When an Eligible Individual, or, in the event of his or her death, the Eligible Individual’s beneficiary (each a “Claimant”), believe he or she are entitled to receive a benefit under the Plan, the Claimant must contact the Administrator to make a claim. The Claimant may also have his or her authorized representative make the claim. In that event, the Administrator will communicate with the authorized representative instead of with the Claimant.
2.The Initial Decision on the Claim. The Claimant’s claim for Plan benefits will be subject to a full and fair review by the Administrator. If the claim is denied in whole or in part, the Administrator will notify the Claimant in writing or electronically (for example, by e-mail) of the denial. The notification will provide the Claimant with: (a) the specific reason for the denial; (b) the Plan provisions on which the denial is based; (c) an explanation of the Plan’s claims decision review procedures and the applicable time limits; (d) a description of any additional materials necessary to perfect the claim, with an explanation of why such material is necessary; and (e) a statement that the Claimant has the right to bring a lawsuit if there is still an adverse determination after the review.
3.When the Initial Decision on the Claim Will be Made. Generally, notice of the decision on the claim will be issued within 90 days, or 45 days for a disability-based benefit, after the Claimant filed the claim with the Administrator. If special circumstances require an extension of time for processing the claim, the 90-day period may be extended up to an additional 90 days, to a total of 180 days. The extension can be only 30 days for a disability-based benefit, and, if necessary, another 30 days, to a total of 105 days. In that event, the claimant will be notified of the need for an extension within the original 90 day or 45 day period, and the date by which the Administrator expects to render a final decision.
4.Review of the Denial of the Claim. If the claim for Plan benefits is denied, in whole or in part, and the Claimant wants a review of that denial, the Claimant must make a written request to the Administrator for a review of the denial of the claim. The Claimant must make the written request within 60 days, or 180 days for a disability-based benefit, after the Claimant receives notice of the denial of the claim.
The Claimant may review pertinent Plan documents and submit issues and comments to the Administrator in writing.
The review of the claim will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim even if such information was not submitted or considered in the initial decision of the claim.
5.When the Decision on the Review of the Claim Will be Made. The Administrator will make its decision on its review of the claim within 60 days, or 45 days for a disability-based benefit, after it receives the Claimant’s review request. If special circumstances require an extension of time for processing the review of the claim, a decision will be made not later than 120 days, or 90 days for a disability-based benefit, after the Administrator receives the review request. In that event, the Claimant will be furnished with written notice of any such extension of time prior to the commencement of the extension. That notice will also provide a description of the special circumstances that require the extension and state the date the determination on review is expected.
6.Content of the Decision on the Review of the Claim. The Administrator’s decision of the review request will be in writing, or in electronic format; for example, by e-mail. The decision will provide the Claimant with: (a) the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based; and (b) a statement that the Claimant is entitled to copies of documents relevant to the claim and a statement describing further voluntary appeal procedures, if any, and the Claimant’s right to take the matter to court.
7.Finality of the Decision on the Review of the Claim. The decision of the Administrator on review of the claim is final.
8.Seeking Review of the Claim in Court. The Claimant must first exhaust the claim and review rights under this Plan before seeking review of the claim in court, and the Claimant must timely follow and complete the procedures described above for making claim for Plan benefits and seeking review of an initial decision on the claim. If the Claimant does not follow and complete these procedures, a review of the claim in court will be subject to dismissal for the Claimant’s failure to exhaust his or her claim and review rights under the Plan. If the Administrator does not follow these procedures for the initial decision on the claim or the review of the claim, the Claimant will be deemed to have exhausted all of the claim and review procedures available under the Plan and the Claimant will be entitled to bring a lawsuit in a state or federal court under Section 502(a) of ERISA to pursue any remedies the Claimant may have regarding the claim.